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                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER
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                                                                [CONFORMED COPY]





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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             HEILIG-MEYERS COMPANY,

                           HM MERGER SUBSIDIARY, INC.

                                      AND

                                  RHODES, INC.

                         DATED AS OF SEPTEMBER 17, 1996

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                               TABLE OF CONTENTS
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
ARTICLE/SECTION                                                                                                      PAGE
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
ARTICLE I - THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Section 1.01.  Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Section 1.02.  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Section 1.03.  Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Section 1.04.  Directors and Officers of the Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II - CONVERSION AND EXCHANGE OF SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Section 2.01.  Conversion of Shares in the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Section 2.02.  Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 (a)    Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 (b)    Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 (c)    Distributions with Respect to Unexchanged Shares; Voting  . . . . . . . . . . . . . . . . . . . 4
                 (d)    No Further Ownership Rights in Company Common Stock . . . . . . . . . . . . . . . . . . . . . . 5
                 (e)    No Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 (f)    Termination of Exchange Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 (g)    No Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 3.01.  Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 3.02.  Articles of Incorporation and By-laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 3.03.  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 3.04.  Company Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 3.05.  Authority Relative to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Section 3.06.  Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Section 3.07.  Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Section 3.08.  Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Section 3.09.  Company SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.10.  Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.11.  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.12.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.13.  Real Property and Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.14.  Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 3.15.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 3.16.  Employment and Severance Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 3.17.  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 3.18.  Trademarks, Patents and Copyrights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.19.  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.20.  Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16





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                               TABLE OF CONTENTS
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
ARTICLE/SECTION                                                                                                      PAGE
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
         Section 3.21. Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.22. Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PURCHASER
            AND SUB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.01.  Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.02.  Capitalization of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.03.  Capitalization of Sub; Ownership of Sub Common Stock  . . . . . . . . . . . . . . . . . . . .  18
         Section 4.04.  Authority Relative to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.05.  Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.06.  Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.07.  Purchaser SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 4.08.  Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 4.09.  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 4.10.  Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.11.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.12.  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.13.  Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE V - CONDUCT OF BUSINESS PENDING THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 5.01.  Conduct of Business by the Company Pending the Merger . . . . . . . . . . . . . . . . . . . .  21
         Section 5.02.  Conduct of Business by Purchaser Pending the Merger . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE VI - ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 6.01.  Preparation of Registration Statement and the Proxy Statement . . . . . . . . . . . . . . . .  23
         Section 6.02.  Shareholder/Stockholder Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 6.03.  Legal Conditions to Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 6.04.  Transfer Restrictions; Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 6.05.  Stock Exchange Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 6.06.  Access and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 6.07.  Other Offers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 6.08.  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 6.09.  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 6.10.  Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 6.11.  Company Indemnification Provision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 6.12.  Estoppel Certificates and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VII - CONDITIONS TO CONSUMMATION OF MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 7.01.  Conditions to Each Party's Obligation to Effect the Merger  . . . . . . . . . . . . . . . . .  28





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
ARTICLE/SECTION                                                                                                      PAGE
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
         Section 7.02.  Conditions to Purchaser's and Sub's Obligation to Effect Merger . . . . . . . . . . . . . . .  28
         Section 7.03.  Conditions to the Company's Obligation to Effect Merger.  . . . . . . . . . . . . . . . . . .  30

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 8.01.  Termination by Mutual Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 8.02.  Termination by Either Purchaser or the Company  . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 8.03.  Termination by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 8.04.  Termination by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 8.05.  Effect of Termination and Abandonment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE IX - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 9.01.  Survival of Representations Warranties and Agreements . . . . . . . . . . . . . . . . . . . .  33
         Section 9.02.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 9.03.  Descriptive Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 9.04.  Entire Agreement; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 9.05.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 9.06.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 9.07.  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 9.08.  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 9.09.  Counterparts; Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 9.10.  Severability; Validity; Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . .  35


SCHEDULES

Schedule 3.04(a)     -  Company Subsidiaries
Schedule 3.04(b)     -  Ownership of Company Subsidiaries
Schedule 3.04(c)     -  Other Interests
Schedule 3.07        -  Non-contravention
Schedule 3.08        -  Compliance
Schedule 3.10        -  Absence of Certain Changes
Schedule 3.11        -  Litigation
Schedule 3.12(a)     -  Tax Returns
Schedule 3.12(b)     -  Taxes Payable
Schedule 3.12(c)     -  Waivers, Extensions and Powers of Attorneys
Schedule 3.13(b)     -  Liens
Schedule 3.13(c)     -  Lease Defaults
Schedule 3.16        -  Employment and Severance Agreements
Schedule 3.17(a)     -  Employee Benefit Plans





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                               TABLE OF CONTENTS
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Schedule 3.17(b)     -  IRS Determination Letters
Schedule 3.17(d)     -  Certain Claims
Schedule 3.17(f)     -  Pension Obligations
Schedule 3.17(g)     -  Reportable Events
Schedule 3.17(j)     -  Liability for Benefits
Schedule 3.19(b)     -  Environmental Liabilities
Schedule 3.21        -  Material Contracts
Schedule 4.08        -  Absence of Certain Changes
Schedule 4.09        -  Litigation
Schedule 4.12(a)     -  Purchaser Plans
Schedule 5.01(d)     -  Certain Asset Disposals
Schedule 6.04(a)     -  Persons Delivering Transfer Restriction Letters on the
                        Date of the Merger Agreement
Schedule 6.12        -  Leased Properties


EXHIBITS

Exhibit 6.04(a)      -  Form of Transfer Restriction Letter to be Delivered on
                        the Date of the Merger Agreement
Exhibit 6.04(b)      -  Form of Affiliate Letter to be Delivered on or Prior to
                        the Effective Time
Exhibit 7.02(l)      -  Form of Opinion of King & Spalding
Exhibit 7.03(g)      -  Form of Opinion of McGuire Woods Boothe & Battle L.L.P.





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                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of September 17, 1996, by and among HEILIG-MEYERS COMPANY, a Virginia corporation ("PURCHASER"), HM MERGER SUBSIDIARY, INC., a Georgia corporation and a wholly owned subsidiary of Purchaser ("SUB"), and RHODES, INC., a Georgia corporation (the "COMPANY").

         WHEREAS, the respective Boards of Directors of Purchaser, Sub and the Company have each determined that it is in the best interests of their respective stockholders for the merger of Sub with and into the Company upon the terms and subject to the conditions set forth herein (the "MERGER");

         WHEREAS, in furtherance of such Merger, the Boards of Directors of Purchaser, Sub and the Company have each approved the Merger in accordance with the Georgia Business Corporation Code (the "GEORGIA CODE") and the Virginia Stock Corporation Act (the "VIRGINIA ACT") and upon the terms and subject to the conditions of this Agreement, with the Company as the corporation surviving the Merger;

         WHEREAS, the Boards of Directors of Purchaser, Sub and the Company have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

         WHEREAS, WPS Investors, L.P. ("WPS"), Green Capital Investors, L.P. ("GREEN CAPITAL") and Purchaser (collectively, the "SHAREHOLDERS") desire to enter into a Voting Agreement, dated as of the date hereof (the "VOTING AGREEMENT"), pursuant to which the Shareholders have agreed to vote their respective shares (each, a "SHARE") of common stock, no par value, of the Company ("COMPANY COMMON STOCK") in favor of the Merger;

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"); and

         WHEREAS, Purchaser, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

         SECTION 1.01. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a certificate of merger (the "CERTIFICATE OF MERGER") shall be duly prepared, executed and acknowledged by Purchaser, on behalf of the Surviving Corporation (as defined in Section 1.03(b)), and thereafter delivered to the Secretary of State of the State of Georgia for filing as provided in the Georgia Code on the Closing Date (as defined in Section 1.02). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Georgia or at such time thereafter as is provided in the Certificate of Merger (the "EFFECTIVE TIME").

         SECTION 1.02. CLOSING. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m. on the second business day after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in
Article VII (the "CLOSING DATE"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at such location as is agreed to in writing by the parties hereto.

         SECTION 1.03. EFFECTS OF THE MERGER. (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company (ii) the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and such Articles of Incorporation and (iii) the By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter amended as provided by law, such By-laws and the Articles of Incorporation of the Surviving Corporation.

         (b) As used in this Agreement, "SURVIVING CORPORATION" shall mean the Company at and after the Effective Time, as the surviving corporation in the Merger.

         (c) At and after the Effective Time, the Merger will have the effects set forth in the Georgia Code.

         SECTION 1.04. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected or appointed and qualified.


                                   ARTICLE II
                     CONVERSION AND EXCHANGE OF SECURITIES

         SECTION 2.01. CONVERSION OF SHARES IN THE MERGER. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any share of Company Common Stock:

         (a) Any Shares owned by Purchaser, Sub or any other direct or indirect subsidiary of the Company or Purchaser shall be canceled and retired, without any conversion thereof, and no payment shall be made with respect thereto.

         (b) Each share of common stock of Sub, par value $.01 per share ("SUB COMMON STOCK"), issued and outstanding immediately prior to the Effective Time, shall continue to be an issued and outstanding share of common stock, par value $.01 per share, of the Surviving Corporation.

         (c) Subject to Section 2.02(e), each remaining Share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.50 fully paid and nonassessable shares of $2.00 par value common stock of Purchaser ("PURCHASER COMMON STOCK"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the shares of Purchaser Common Stock into which such Company Common Stock has been converted. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Purchaser Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.02, without interest.

         SECTION 2.02. EXCHANGE OF CERTIFICATES. (a) Exchange Agent. Prior to the Effective Time, Purchaser shall designate a United States bank or trust company to act as exchange agent (the "EXCHANGE AGENT") for the benefit of the holders of certificates which immediately prior to the Effective Time evidenced shares of Company Common Stock (the "COMPANY CERTIFICATES"), for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Purchaser Common Stock (such certificates for shares of Purchaser Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to Section 2.01 in exchange for such shares of Company Common Stock.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of shares of Company Common Stock immediately prior to the Effective Time whose shares were converted into the right to receive shares of Purchaser Common
Stock pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Purchaser Common Stock. Upon surrender of a Company Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Purchaser Common Stock which such holder has the right to receive in respect of the Company Certificate surrendered pursuant to the provisions of
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                                                                               4

this Article II (after taking into account all shares of Company Common Stock then held by such holder), and the Company Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Purchaser Common Stock may be issued to a transferee if the Company Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Purchaser Common Stock into which the shares of Company Common Stock represented by such Company Certificate have been converted as provided in this
Article II and the right to receive upon such surrender cash in lieu of any fractional shares of Purchaser Common Stock as contemplated by this Section 2.02.

         (c)     Distributions with Respect to Unexchanged Shares; Voting.

                 (i) No dividends or other distributions declared or made after the Effective Time with respect to Purchaser Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the right to receive the shares of Purchaser Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to the holder of the certificates representing whole shares of Purchaser Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender or as promptly after the sale of the Excess Shares (as defined in Section 2.02(e)) as practicable, the amount of any cash payable with respect to a fractional share of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofor paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Purchaser Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Purchaser Common Stock.

                 (ii)     Former holders of record as of the Effective
         Time of shares of Company Common Stock shall not be entitled, at and after the Effective Time, to vote the number of shares of Purchaser Common Stock which they have the right to receive until the Company Certificates formerly representing such shares shall have been surrendered in accordance with this Section 2.02 and certificates evidencing such Purchaser Common Stock shall have been issued in exchange therefor.

         (d) No Further Ownership Rights in Company Common Stock. All shares of Purchaser Common Stock issued upon conversion of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or 2.02(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

         (e)     No Fractional Shares.

                 (i) No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Company Certificates evidencing Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

                 (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Purchaser Common Stock delivered to the Exchange Agent by Purchaser pursuant to Section 2.02(a) over (y) the aggregate number of full shares of Purchaser Common Stock to be distributed to holders of Company Common Stock pursuant to Section 2.02(b) (such excess being herein called the "EXCESS SHARES"). Following the Effective Time, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in paragraph (iii) of this Section.

                 (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock (the "COMMON SHARES TRUST"). Purchaser shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.

                 (iv)     Notwithstanding the provisions of clauses (ii) and
         (iii), above, Purchaser may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in said clauses, to pay each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (y) the closing price for a share of Purchaser Common Stock on the NYSE Composite Transaction Tape on the first business day immediately preceding the Effective Time, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this clause (iv).

                 (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 2.02(c).

         (f) Termination of Exchange Fund. Any portion of the Exchange Fund and Common Shares Trust which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Purchaser, upon demand, and any shareholders of the Company who have not theretofor complied with this Article II shall thereafter look only to Purchaser for payment of their claim for Purchaser Common Stock, any cash in lieu of fractional shares of Purchaser Common Stock and any dividends or distributions with respect to Purchaser Common Stock.

         (g) No Liability. Neither Purchaser nor the Company nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock or Purchaser Common Stock for such shares (or dividends or distributions with respect thereto) or cash from the Common Shares Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to each of Purchaser and Sub as follows:

         SECTION 3.01. ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries (as hereinafter defined), taken as a whole (a "COMPANY MATERIAL ADVERSE EFFECT").

         SECTION 3.02. ARTICLES OF INCORPORATION AND BY-LAWS. The Company has heretofore furnished to Purchaser a complete and correct copy of the articles of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such articles of incorporation, by-laws and equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any provision of its articles of incorporation, by-laws or equivalent organizational documents.

         SECTION 3.03. CAPITALIZATION. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock. As of September 13, 1996, (i) there were 9,168,150 shares of Common Stock issued and outstanding and (ii) 679,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options (as defined in Section 6.10).
All of the issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, as of the date of this Agreement there are no shares of capital stock of the Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock.

         SECTION 3.04. COMPANY SUBSIDIARIES. (a) Schedule 3.04(a) hereto sets forth the name of each subsidiary of the Company (collectively, the "COMPANY SUBSIDIARIES") and the state or jurisdiction of its incorporation. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Company Material Adverse Effect.

         (b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Company Subsidiaries, there are no proxies with respect to any such shares, and no equity securities of any Company Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of any Company Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth on
Schedule 3.04(b) hereto, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

         (c) Except for the Company Subsidiaries and as set forth in the Company SEC Reports (as hereinafter defined) or on Schedule 3.04(c) hereto, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Company.

         SECTION 3.05. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company, other than the approval and adoption of this Agreement and the Merger by a majority of the outstanding Shares and the filing of the Certificate of Merger, are necessary to authorize this Agreement or the transactions contemplated hereby. Subject to the foregoing, this Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a valid and binding obligation of Purchaser and Sub) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

         SECTION 3.06. CONSENTS AND APPROVALS. Except (i) for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) the filing with the SEC of (A) a proxy statement in definitive form relating to a meeting of the Company's shareholders to be held in connection with the Merger (the "PROXY STATEMENT"), and (B) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) the filing of the Certificate of Merger as required by the Georgia Code, (iv) if necessary, such other applications, filings, authorizations, orders and approvals as may be required pursuant to any applicable state takeover laws ("STATE TAKEOVER APPROVALS") (the requirements set forth in clauses (i) through (iv) collectively, the "GOVERNMENTAL REQUIREMENTS"), or (v) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority (a "GOVERNMENT ENTITY") would not prevent or materially delay the consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not individually or in the aggregate have a Company Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement.

         SECTION 3.07. NON-CONTRAVENTION. Neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provisions of the articles of incorporation or by-laws of the Company or the articles of incorporation or by-laws or equivalent organizational documents of any of the Company Subsidiaries, (ii) except as set forth on Schedule 3.07 hereto, result in a violation or breach of, or constitute a default under, or give rise to any right of termination, modification or acceleration under, any note, bond, mortgage, deed of trust, security interest, indenture, license, lease, contract, agreement, plan or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, or (iii) violate or conflict with any applicable law, except in the case of clauses (ii) and (iii) of this sentence for violations, breaches, defaults or conflicts which would not individually or in the aggregate have a Company Material Adverse Effect.

         SECTION 3.08. COMPLIANCE. The Company and the Company Subsidiaries have operated their respective businesses in compliance with all laws and regulations applicable to them or their respective businesses including, without limitation, those related to (i) antitrust and trade matters, (ii) civil rights, (iii) zoning and building codes, (iv) public health and safety,
(v) consumer credit, including without limitation, the Federal Truth-in-Lending Act, (vi) worker health and safety and (vii) labor, employment and discrimination in employment, except for such violations which would not individually or in the aggregate have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) except as set forth on Schedule 3.08 hereto, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any

Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 3.09. COMPANY SEC REPORTS. The Company has made available to Purchaser true and complete copies of each registration statement, report and proxy or information statement (including exhibits and any amendments thereto) filed by the Company with the SEC since March 1, 1994 (collectively, the "COMPANY SEC REPORTS") all of which, as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") and the Exchange Act, and the rules and regulations promulgated thereunder. None of such Company SEC Reports, as of the respective dates they were filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended February 29, 1996 (the "1996 FORM 10-K"), fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended. Each of the unaudited financial statements of the Company (including any related notes and schedules) (the "INTERIM COMPANY FINANCIAL STATEMENTS") included in its quarterly report on Form 10-Q for the quarter ended May 31, 1996 (the "MAY 1996 10-Q"), fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended.

         SECTION 3.10. ABSENCE OF CERTAIN CHANGES. Since February 29, 1996, there has been no event or condition which has had (or is reasonably likely to result in) a Company Material Adverse Effect, and, except as set forth on
Schedule 3.10 hereto, the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practices and have not taken any action which, if taken after the date hereof, would violate Section 5.01 hereof.

         SECTION 3.11. LITIGATION. Except as disclosed in the notes to the financial statements included in the Company SEC Reports or as set forth on
Schedule 3.11 hereto, there is no suit, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, the outcome of which is likely individually or in the aggregate (i) to have a Company Material Adverse Effect or (ii) to limit, in any material manner, the right of Purchaser to control the Company and the Company Subsidiaries after the Effective Time. Neither the Company nor any Company Subsidiary is subject to any judgment, decree, injunction, rule or order which, insofar as can reasonably be foreseen in the future, may (i) have a Company Material Adverse Effect or (ii) limit, in any material manner, the right of Purchaser to control the Company and the Company Subsidiaries after the Effective Time.

         SECTION 3.12. TAXES. (a) Except as set forth on Schedule 3.12(a) hereto, the Company and the Company Subsidiaries have filed all tax returns required to be filed by any of them, and none of the Company or the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any tax return. All such tax returns that have been filed were correct and complete in all material respects.

         (b) Except as set forth on Schedule 3.12(b) hereto, all taxes due and payable by any of the Company and the Company Subsidiaries (whether or not shown on any tax return) on or before the date hereof have been paid, and any taxes accrued but not yet payable as of the date of the most recent balance sheet of the Company do not exceed by any material amount the reserve for unpaid taxes shown on the most recent balance sheet of the Company.

         (c) Except as set forth on Schedule 3.12(c) hereto, neither the Company nor any of the Company Subsidiaries (i) has waived any statute of limitations in respect of any tax or agreed to any extension of time with respect to any tax assessment or deficiency or (ii) has executed any power of attorney authorizing any other person to represent it before any tax authority.

         (d) Neither the Company nor any Company Subsidiary (i) has filed a consent under Section 341(f) of the Code concerning collapsible corporations,
(ii) is a party to any tax sharing or tax allocation agreement, (iii) since January 1, 1988, has been a member of an affiliated group filing a consolidated federal income tax return (other than a group of which the Company was the common parent) or (iv) has any liability for the taxes of any person (other than any of the Company or the Company Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor or otherwise.

         For the purpose of this Agreement, the term "TAX" (including, with correlative meaning, the terms "TAXES" and "TAXABLE") shall include, except where the context otherwise requires, (i) all Federal, state, local and foreign income, profits, environmental, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and (ii) any liability of the Company or any Company Subsidiary for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period.

         SECTION 3.13. REAL PROPERTY AND LEASES. (a) Except for Permitted Liens (as defined below), the Company and the Company Subsidiaries have good and marketable title to all of the real property owned by the Company and the Company Subsidiaries and good title to all of the personal property, tangible and intangible, owned by the Company and the Company Subsidiaries.

Such title is sufficient for the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted.

         (b) Except as set forth on Schedule 3.13(b) hereto, each parcel of real property owned or leased by the Company or any Company Subsidiary (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "LIENS"), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress and inchoate workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice, and (C) all matters of record, Liens and other imperfections of title and encumbrances which, individually or in the aggregate, would not materially interfere with the use of such real property by the Company or any Company Subsidiary (collectively, "PERMITTED LIENS"), and
(ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

         (c) All leases of real property leased for the use or benefit of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and, except as set forth on Schedule 3.13(c) hereto, there exists no default under any such lease by the Company or any Company Subsidiary and the Company and the Company Subsidiaries have complied in all material respects with their respective obligations under such leases.

         SECTION 3.14. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in
(i) the registration statement on Form S-4 to be filed with the SEC by the Purchaser in connection with the issuance of shares of the Purchaser Common Stock in the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date of mailing to shareholders and at the times of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Purchaser) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

         SECTION 3.15. BROKERS. Except for Salomon Brothers Inc, no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has provided Purchaser with a true and complete copy of the engagement letter between Salomon Brothers Inc and the Company.

         SECTION 3.16. EMPLOYMENT AND SEVERANCE AGREEMENTS. Except as set forth on Schedule 3.16 hereto, there are no employment, severance or termination agreements to which the Company or any Company Subsidiary is a party. Except for this Agreement and those agreements described in the Company SEC Reports or on Schedule 3.16 hereto, neither the Company nor any Company Subsidiaries is a party to, or bound by, any employment agreement or any other arrangement or understanding with any person that provides for the payment of any consideration by the Company or any Company Subsidiary (or Purchaser or Sub) to such person as a result of the consummation of any of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.16 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby has resulted in or will result in payments to "disqualified individuals" (as defined in Section 280G(c) of the Code) of the Company or the Company Subsidiaries which, individually or in the aggregate, will constitute "excess parachute payments" (as defined in Section 280G(b) of the Code) resulting in the imposition of the excise tax under
Section 4999 of the Code or the disallowance of deductions under Section 280G of the Code.

         SECTION 3.17. EMPLOYEE BENEFIT PLANS. (a) Schedule 3.17(a) hereto contains a written list of all employee benefit plans, programs, policies, practices and other arrangements providing benefits to any employee or former employee of the Company or the Company Subsidiaries that are maintained by the Company or the Company Subsidiaries or to which the Company or the Company Subsidiaries contribute on behalf of such employees or former employees whether or not subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), including, without limitation, all plans, agreements or arrangements relating to deferred compensation, stock option, bonus, profit sharing or other incentive plan, pensions, retirement income or other benefits, severance arrangements, health benefits and insurance benefits (collectively the "COMPANY PLANS"). The Company has made available to Purchaser complete and correct copies of (i) all Company Plans and (ii) the most recent actuarial report for each Company Plan that is a defined benefit plan (within the meaning of Section 3(35) of ERISA). None of the Company Plans is a "multiemployer plan" within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA. Since January 1, 1988, neither the Company nor any of the Company Subsidiaries has at any time contributed to or had any obligation to contribute to a "multiemployer plan."

         (b) Each Company Plan has been administered and operated in compliance with its terms and applicable law in all material respects, including, without limitation, in accordance with the Code and ERISA, except where the failure to be so administered or operated would not have a Company Material Adverse Effect. Except as set forth on Schedule 3.17(b) hereto, the Company has received a favorable determination letter from the IRS with respect to each Company Plan which is intended to be a "qualified" plan under Section 401(a) of the Code, any amendment made or event related to such Company Plan subsequent to the date of such favorable determination letter has not adversely affected the qualified status of such Company Plan, and, to the best knowledge of the Company, the IRS has taken no action to revoke any such letter. No material liability under ERISA, the Code, or other applicable law has been incurred or, to the knowledge of the Company, is reasonably likely to be incurred by the Company, with respect to any Company Plan.

         (c) Neither the Company nor, to the best of the Company's knowledge, any of the Company Subsidiaries or, to the best of the Company's knowledge, any other "disqualified person" (as defined in Section 4975 of the Code) or "party- in-interest" (as defined in Section 3(14) of ERISA), has engaged in any transaction in connection with which the Company or any Company Subsidiary, directly or indirectly, would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

         (d) Except as set forth on Schedule 3.17(d) hereto, there are no actions, suits, claims or proceedings, pending or, to the best of the Company's knowledge, threatened (other than routine claims for benefits), which would be reasonably likely to result in any liability to the Company or to any of the Company Subsidiaries with respect to any Company Plan or any trust related thereto which would have or would be reasonably likely to have a Company Material Adverse Effect.

         (e) No liability (other than liability for premium payments required by Section 4007 of ERISA, which premiums have been paid when due) to the Pension Benefit Guaranty Corporation ("PBGC") exists or has been incurred with respect to any Company Plan subject to Title IV of ERISA which would or would be reasonably likely to have a Company Material Adverse Effect.

         (f) Except as set forth on Schedule 3.17(f) hereto, the actuarial present value of all accrued benefits under each Company Plan which is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) and which is subject to Subtitles C and D of Title IV of ERISA (each such plan being hereinafter referred to as a "TITLE IV PLAN") and maintained or contributed to by the Company and the Company Subsidiaries, as from time to time in effect, did not, as of January 1, 1996, exceed the value of the assets of each such Company Plan as of such date determined on the basis of the actuarial assumptions required by the PBGC for plans terminating under Section 4041 of ERISA.

         (g) Except as set forth on Schedule 3.17(g) hereto, there have not been any "reportable events," as that term is defined in Section 4043 of ERISA, with respect to any Title IV Plan required to be reported to the PBGC since January 1, 1992.

         (h) None of the Company Plans subject to Part 3 of Subtitle B of Title I or Title II of ERISA nor any trusts have incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA or Section 412 of the Code (whether or not waived), since January 1,

1992, and full payment has been made of all contributions required to be made under the terms of each Company Plan.

         (i) Neither the Company nor the Company Subsidiaries have any collective bargaining or similar agreements with any employees. There are no controversies pending, or to the best knowledge of the Company, threatened between the Company or any of the Company Subsidiaries and any of their employees which would reasonably be expected to have a Company Material Adverse Effect.

         (j) Except as set forth in on Schedule 3.17(j) hereto, the Company and the Company Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

         SECTION 3.18. TRADEMARKS, PATENTS AND COPYRIGHTS. The Company and the Company Subsidiaries own or have valid rights in all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade dress, trade secrets, applications for trademarks and for service marks, and other proprietary rights and information used or held for use in connection with the business of the Company and the Company Subsidiaries as currently conducted or as contemplated to be conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, would have a Company Material Adverse Effect. The conduct of the business of the Company and the Company Subsidiaries as currently conducted and as contemplated to be conducted does not and will not conflict in any way with any copyright, patent, patent right, license, trade dress, trademark, trademark right, trade name, trade name right, or service mark of any third party that, individually or in the aggregate, would have a Company Material Adverse Effect. To the best knowledge of the Company, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary which, individually or in the aggregate, would have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information on terms or in a manner which, individually or in the aggregate, would have a Company Material Adverse Effect.

         SECTION 3.19. ENVIRONMENTAL MATTERS. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "HAZARDOUS SUBSTANCES" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof;
(C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) any other contaminant; and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; (ii) "ENVIRONMENTAL LAWS" means any federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution or protection of the environment or the protection of human health.

         (b) Except as set forth on Schedule 3.19(b) hereto, or as would not, individually or in the aggregate, have a Company Material Adverse Effect:
(i) the Company has not violated and is not in violation of any Environmental Law; (ii) none of the properties currently or, to the best knowledge of the Company, formerly, owned or leased by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance, and no release or threat of release of Hazardous Substances except in the routine operation of the Company consistent with past practices and in compliance with applicable law in all material respects has occurred in, on, under, from or at any such properties; (iii) to the best knowledge of the Company, the Company is not actually, nor to the best knowledge of the Company, potentially or allegedly liable for any off-site contamination; (iv) to the best knowledge of the Company, none of the properties adjacent to properties owned or leased by the Company (including, without limitation, soil and surface and groundwaters) are contaminated with any Hazardous Substances and no release or threat of release of Hazardous Substances has occurred in, on, under, from or at any such adjacent property;
(v) the Company is not actually or potentially nor, to the best knowledge of the Company, allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (vi) the Company has all permits, licenses and other authorizations required under any Environmental Law ("ENVIRONMENTAL PERMITS"); (vii) the Company has always been and is in compliance with its Environmental Permits; and (viii) no above ground or underground storage tanks are located in, on or under any properties owned or leased by the Company. For purposes of this Section 3.19(b), all references to the Company shall include all current and former subsidiaries and any entities acquired by the Company or any current or former subsidiaries, and all representations relating to current and former subsidiaries, and properties formerly owned by the Company, shall be limited in scope to the time periods before or during the Company's ownership or operation of any such subsidiaries or properties or before or during the term of the lease.

         SECTION 3.20. UNDISCLOSED LIABILITIES. Since February 29, 1996 neither the Company nor the Company Subsidiaries have incurred any liabilities or obligations which are not reflected in the Interim Company Financial Statements other than those which were incurred in the ordinary course of business and consistent with past practices and which do not and cannot reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.21. MATERIAL CONTRACTS. The Company has filed as an exhibit (either by inclusion or by incorporation by reference therein) to its 1996 Form 10-K and its May 1996 Form 10-Q all contracts, agreements or commitments of the Company or the Company Subsidiaries that are required to be filed with such Company SEC Reports in accordance with the

Exchange Act and the rules and regulations promulgated thereunder.  Schedule
3.21 hereto sets forth a complete list of each contract, agreement or commitment of the Company or the Company Subsidiaries:

                 (i) which provides for the sale, lease or transfer, after the date hereof and other than in the ordinary course of business, of any of their respective assets; and

                 (ii) which contains covenants pursuant to which any person has agreed not to compete with any business conducted by the Company or the Company Subsidiaries or not to disclose to others information concerning the Company or the Company Subsidiaries.

Each of the foregoing is referred to in this Agreement as a "MATERIAL CONTRACT". Except as set forth on Schedule 3.21 hereto, the Company and the Company Subsidiaries have complied in all material respects with their respective obligations under all of the Material Contracts and, to the best knowledge of the Company, no event has occurred or condition exists which constitutes or can reasonably be expected to constitute a breach of any such contract by any party thereto.

         SECTION 3.22. FULL DISCLOSURE. None of the representations and warranties in this Article III contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB

         Purchaser and Sub hereby represent and warrant to the Company as follows:

         SECTION 4.01. ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and each has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of Purchaser and Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Purchaser and its subsidiaries, taken as a whole (a "PURCHASER MATERIAL ADVERSE EFFECT").

         SECTION 4.02. CAPITALIZATION OF PURCHASER. The authorized capital stock of the Purchaser consists of 250,000,000 shares of Purchaser Common Stock and 3,000,000 shares of $10.00 par value preferred stock ("PURCHASER PREFERRED STOCK"). As of September 13, 1996 (i) there were

48,622,771 shares of Purchaser Common Stock issued and outstanding and no shares of Purchaser Preferred Stock outstanding and (ii) 5,495,974 shares of Purchaser Common Stock were reserved for issuance under the Purchaser's stock option plans. All of the issued and outstanding shares of Purchaser Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, as of the date of this Agreement there are no shares of capital stock of the Purchaser issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Purchaser to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock.

         SECTION 4.03. CAPITALIZATION OF SUB; OWNERSHIP OF SUB COMMON STOCK. The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock. As of the date hereof, Purchaser owns all of the issued and outstanding shares of Sub Common Stock.

         SECTION 4.04. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Purchaser and Sub has the corporate power and authority to enter into this Agreement and, in the case of Purchaser, the Voting Agreement, and to carry out its obligations hereunder and, in the case of the Purchaser, the Voting Agreement. The execution, delivery and performance of this Agreement and, in the case of the Purchaser, the Voting Agreement, and the consummation by Purchaser and Sub of the transactions contemplated hereby and, in the case of the Purchaser, the Voting Agreement, have been duly authorized by all necessary corporate action on the part of Purchaser and Sub, as applicable. This Agreement has been duly and validly executed and delivered by each of Purchaser and Sub, and the Voting Agreement has been duly and validly executed and delivered by the Purchaser and (assuming this Agreement constitutes a valid and binding obligation of the Company and the Voting Agreement constitutes a valid and binding obligation of the other Shareholders party thereto) each constitutes a valid and binding agreement of each of Purchaser and Sub, enforceable against Purchaser and Sub in accordance with their terms.

         SECTION 4.05. CONSENTS AND APPROVALS. Except (i) for the Governmental Requirements, or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not prevent or materially delay the consummation of the Merger, or otherwise prevent Purchaser or Sub from performing their respective obligations under this Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by Purchaser and Sub and, in the case of the Purchaser, the Voting Agreement, and the consummation of the transactions contemplated by this Agreement and, in the case of the Purchaser, the Voting Agreement.

         SECTION 4.06. NON-CONTRAVENTION. Neither the execution, delivery or performance of this Agreement and the Voting Agreement by Purchaser or Sub, as the case may be, nor the consummation by Purchaser or Sub, as the case may be, of the transactions contemplated hereby or by the Voting Agreement, will (i) conflict with or result in any breach of any provisions of the certificate of incorporation or by-laws or equivalent organizational documents of Purchaser and Sub, (ii) result in a violation or breach of, or constitute a default under, or give rise to any right of termination, modification or acceleration under, any note, bond, mortgage, deed of trust, security interest, indenture, license, lease, contract, agreement, plan or other instrument or obligation to which Purchaser or Sub is a party or by which any of them or any of their properties or assets may be bound or affected, (iii) violate or conflict with any applicable law, except in the case of clauses (ii) and (iii) for violations, breaches, defaults or conflicts which would not individually or in the aggregate have a Purchaser Material Adverse Effect.

         SECTION 4.07. PURCHASER SEC REPORTS. Purchaser has made available to the Company true and complete copies of each registration statement, report and proxy or information statement (including exhibits and any amendments thereto) filed by Purchaser with the SEC since March 1, 1994 (collectively, the "PURCHASER SEC REPORTS") all of which, as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. None of such Purchaser SEC Reports, as of the respective dates they were filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements of Purchaser (including any related notes and schedules) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended February 29, 1996, fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Purchaser and the Purchaser Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended. Each of the unaudited financial statements of Purchaser (including any related notes and schedules) included in its quarterly report on Form 10-Q for the quarter ended May 31, 1996, fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Purchaser and its subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended.

         SECTION 4.08. ABSENCE OF CERTAIN CHANGES. Since February 29, 1996, there has been no event or condition which has had (or is reasonably likely to result in) a Purchaser Material Adverse Effect, and, except as set forth on
Schedule 4.08 hereto, Purchaser and its subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practices.

         SECTION 4.09. LITIGATION. Except as disclosed in the notes to the financial statements included in the Purchaser SEC Reports or as set forth on
Schedule 4.09 hereto, there is no suit, action, proceeding or investigation pending or, to the best knowledge of Purchaser, threatened against or affecting Purchaser or any of the Purchaser Subsidiaries, the outcome of which is likely individually or in the aggregate to have a Purchaser Material Adverse Effect. Neither Purchaser nor any Purchaser Subsidiary is subject to any judgment, decree, injunction, rule or order which, insofar as can reasonably be foreseen in the future, may have a Purchaser Material Adverse Effect.

         SECTION 4.10. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Purchaser or Sub for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.11. BROKERS. Except for Goldman, Sachs & Co., no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Purchaser.

         SECTION 4.12. EMPLOYEE BENEFIT PLANS. Schedule 4.12 hereto contains a written list of all employee benefit plans, programs, policies, practices and other arrangements providing benefits to any employee or former employee of Purchaser or its subsidiaries that are maintained by the Company or the Company Subsidiaries contribute on behalf of such employees or former employees whether or not subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), including, without limitation, all plans, agreements or arrangements relating to deferred compensation, stock option, bonus, profit sharing or other incentive plan, pensions, retirement income or other benefits, severance arrangements, health benefits and insurance benefits (collectively the "PURCHASER PLANS"). Purchaser has made available to the Company complete and correct copies of (i) all Purchaser Plans and (ii) the most recent actuarial report for each Purchaser Plan that is a defined benefit plan (within the meaning of Section 3(35) of ERISA). None of the Purchaser Plans is a "multiemployer plan" within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

         SECTION 4.13. FULL DISCLOSURE. None of the representations and warranties in this Article IV contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 5.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. From the date hereof until the Effective Time, unless Purchaser shall otherwise agree in writing or as otherwise contemplated by this Agreement, the Company and the Company Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use its reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as set forth in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Purchaser:

                 (a) the Company shall not adopt or propose any change in its articles of incorporation or by-laws;

                 (b) the Company shall not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company, or split, combine or reclassify any of the Company's capital stock, and the Company and the Company Subsidiaries shall not repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company;

                 (c) the Company shall not, and shall not permit any Company Subsidiary to, merge or consolidate with any other person or acquire a material amount of assets of any other person;

                 (d) except as set forth on Schedule 5.01(d) hereto, the Company shall not, and shall not permit any Company Subsidiary to, sell, lease, license or otherwise surrender, relinquish or dispose of
         (i) any facility owned or leased by the Company or any Company Subsidiary or (ii) any assets or property which are material to the Company and the Company Subsidiaries, taken as a whole, except pursuant to existing contracts or commitments (the terms of which have been disclosed to Purchaser prior to the date hereof);

                 (e) except as set forth on Schedule 5.01(d) hereto, mortgage, pledge or otherwise encumber any of its assets other than the pledge of inventory in the ordinary course of business consistent with past practice;

                 (f) except pursuant to the Company's employee stock purchase plan, the Company and the Company Subsidiaries shall not issue any capital stock or other securities or enter into any amendment of any material term of any outstanding security of the Company, and the Company and the Company Subsidiaries shall not incur any indebtedness except in the ordinary course of business, amend or otherwise increase, accelerate the payment or vesting of the amounts payable or to become payable under or fail to make any required contribution to, any Company Plan, except in the ordinary course of business consistent with past practice or as otherwise permitted by this Agreement;

                 (g) except as set forth on Schedule 3.16 hereto, the Company shall not, and shall not permit any Company Subsidiary to, grant any increase in the compensation or benefits of directors, officers, employees, consultants or agents other than increases in compensation of employees who are not executive officers or directors to the extent that such increases are in the ordinary course of business consistent with past practice;

                 (h) the Company shall not, and shall not permit any Company Subsidiary to, enter into or amend any employment agreement or other employment arrangement with any employee of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice;

                 (i) the Company shall not, and shall not permit any Company Subsidiary to, take any action that could, directly or indirectly, cause the Merger to fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code; and

                 (j) the Company shall not, and shall not permit any Company Subsidiary to, agree or commit to do any of the foregoing.

         SECTION 5.02. CONDUCT OF BUSINESS BY PURCHASER PENDING THE MERGER. From the date hereof until the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement, Purchaser, Sub and the other subsidiaries of Purchaser shall conduct their respective businesses in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as otherwise provided in this Agreement, from the date hereof until the Effective Time, without the prior written consent of the
Company:

                 (a) Purchaser shall not adopt or propose any change in its Certificate of Incorporation or By-laws;

                 (b) Purchaser shall not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Purchaser (except for regular quarterly dividends in an amount no greater than $.07 per share), or split, combine or reclassify any of the Purchaser's capital stock, and Purchaser and its subsidiaries shall not repurchase, redeem, or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, Purchaser;

                 (c) Purchaser and its subsidiaries shall not issue any capital stock or other securities or enter into any amendment of any material term of any outstanding security of Purchaser, except that Purchaser shall be permitted to issue additional shares of Purchaser Common Stock in an aggregate amount not to exceed 20% of the total number of shares outstanding at the date of this Agreement;

                 (d) Purchaser shall not, and shall not permit any subsidiary to, take any action that could, directly or indirectly, cause the Merger to fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code;

                 (e) Purchaser shall not, and shall not permit any subsidiary to, purchase or otherwise acquire any shares of Company Common Stock; and

                 (f) Purchaser shall not, and shall not permit Sub or any subsidiary to, agree or commit to do any of the foregoing.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

         SECTION 6.01. PREPARATION OF REGISTRATION STATEMENT AND THE PROXY STATEMENT. Purchaser and the Company shall cooperate with each other in the preparation of, and the Company shall promptly prepare and file with the SEC, the preliminary Proxy Statement. Purchaser and the Company shall cooperate with each other in the preparation of, and the Purchaser shall prepare and file with the SEC, the Registration Statement. Each of Purchaser and the Company shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing of the preliminary Proxy Statement. Purchaser shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Purchaser Common Stock in the Merger.

         SECTION 6.02. SHAREHOLDER/STOCKHOLDER MEETINGS. The Company shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon the approval of this Agreement and the transactions contemplated by this Agreement. Subject to the second succeeding sentence or as contemplated by the provisions of Section 8.03 hereof, the Company will, through its Board of Directors, recommend to its shareholders approval of such matters. The Company shall use its best efforts to hold such meeting as soon as practicable after the date on which the Registration Statement becomes effective. This Section 6.02 shall not prohibit accurate disclosure by a party that is required in any Purchaser SEC Document or Company SEC Document (including the Proxy Statement and the Registration Statement) or otherwise under applicable law of the opinion of the Board of Directors of such party as of the date of such SEC Document or such other required disclosure as to the transactions contemplated hereby or as to any Acquisition Proposal (as defined in Section 6.07).

         SECTION 6.03. LEGAL CONDITIONS TO MERGER. Each of Purchaser and the Company shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as promptly as practicable, subject to the appropriate vote of the shareholders of the Company described in Section 6.02, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement. In connection with the foregoing, the Company will provide Purchaser, and Purchaser will provide the Company, with copies of correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

         SECTION 6.04. TRANSFER RESTRICTIONS; AFFILIATES. The Company shall cause the persons listed on Schedule 6.04(a) hereto to deliver to Purchaser on the date of this Agreement a written agreement, substantially in the form attached as Exhibit 6.04(a). At least thirty days prior to the Closing Date, the Company shall deliver to Purchaser a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to cause each person named on the letter delivered by it to deliver to Purchaser on or prior to the Effective Time a written agreement, substantially in the form attached as Exhibit 6.04(b).

         SECTION 6.05. STOCK EXCHANGE LISTING. Purchaser shall use all reasonable efforts to cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

         SECTION 6.06. ACCESS AND INFORMATION. The Company shall afford to Purchaser and to Purchaser's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, plants and personnel and, during such period, the Company shall furnish as promptly as practicable to Purchaser (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information as Purchaser reasonably may request, provided that no investigation pursuant to this Section 6.06 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall continue to abide by the terms of the confidentiality agreements between Purchaser and the Company, dated May 13, 1996 and September 16, 1996 (the "CONFIDENTIALITY AGREEMENTS").

         SECTION 6.07. OTHER OFFERS. (a) From the date hereof until the termination hereof, the Company and the Company Subsidiaries will not, and will use their best efforts to cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as defined below), (ii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by counsel, waive any provision of any standstill or similar agreements entered into by the Company or (iii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by counsel to the Company, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Company Subsidiary or afford access to the properties, books or records of the Company or any Company Subsidiary to, any person that may be considering making, or has made, an Acquisition Proposal.

         (b) The Company will (i) promptly notify Purchaser after receipt of any Acquisition Proposal or any inquiries indicating that any Person is considering making or wishes to make an Acquisition Proposal, (ii) promptly notify Purchaser after receipt of any request for nonpublic information relating to the Company or any Company Subsidiary or for access to the properties, books or records of the Company or any Company Subsidiary or any person that may be considering making, or has made an Acquisition Proposal and
(iii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by counsel to the Company, keep Purchaser advised of the status and principal financial terms of any such Acquisition Proposal. The term "ACQUISITION PROPOSAL" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Company Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Company Subsidiary, other than the transactions contemplated by this Agreement.

         SECTION 6.08. PUBLIC ANNOUNCEMENTS. The Purchaser and the Company will consult with each other before issuing any press release or making any public statement or any filing with any governmental body, agency, official or authority with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will use reasonable best efforts not to issue any such press release or make any such public statement or such filing prior to such consultation.

         SECTION 6.09. EMPLOYEE BENEFITS. From and after the Effective Time, subject to applicable law and except as contemplated hereby, Purchaser and the Purchaser Subsidiaries will honor, in accordance with their terms, all Company Plans of the Company and the Company Subsidiaries in effect as of the date hereof (or as modified in accordance with Section 6.10 hereof); provided, however, that nothing herein shall preclude any change effected on a prospective basis in, or termination of, any Company Plan from and after the Effective Time. Purchaser and the Purchaser Subsidiaries will provide benefits to employees of the Company and the Company Subsidiaries who become employees of Purchaser and the Purchaser Subsidiaries or continue after the Effective Time as employees of the Company or the Company Subsidiaries which will, in the aggregate, be no less favorable than those provided to other similarly situated employees of Purchaser and the Purchaser Subsidiaries from time to time. With respect to the Purchaser Plans in effect as of the date hereof, Purchaser and the Surviving Corporation shall grant all employees of the Company and the Company Subsidiaries from and after the Effective Time credit for all service with the Company and the Company Subsidiaries, their affiliates and predecessors prior to the Effective Time for purposes of eligibility to participate, eligibility for benefits, form of benefit, and vesting under Purchaser's and its subsidiaries' employee benefit plans. To the extent the Purchaser Plans provide medical or dental welfare benefits after the Effective Time, such plans shall waive any pre-existing conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Effective Time shall be taken into account under deductible, coinsurance and maximum out-of-pocket provisions.

         SECTION 6.10. STOCK OPTIONS. (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "COMPANY STOCK OPTION") issued pursuant to any incentive or stock option program of the Company (the "COMPANY STOCK PLAN"), whether vested or unvested, shall be assumed by Purchaser. Each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Purchaser Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, rounded, if necessary, up or down, to the nearest whole share, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (z) the number of full shares of Purchaser Common Stock deemed purchasable pursuant to such Company Stock Option; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("INCENTIVE STOCK OPTIONS"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

         (b) As soon as practicable after the Effective Time, Purchaser shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Stock Plan and the agreements evidencing the grants of such Company Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.10 after giving effect to the Merger and the assumption by Purchaser as set forth above). If necessary, Purchaser shall comply with the terms of the Company Stock Plan and ensure, to the extent required by, and subject to the provisions of, such Plan, that Company Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Purchaser after the Effective Time.

         (c) To the extent necessary, Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of Company Stock Options assumed by it in accordance with this Section 6.10. With respect to the shares of Purchaser Common Stock subject to such options, the Purchaser shall, as soon as practicable after the Effective Time, cause such shares to be covered by a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Purchaser shall administer the Company Stock Plan assumed pursuant to this Section 6.10 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Company Stock Plan complied with such rule prior to the Merger.

         SECTION 6.11. COMPANY INDEMNIFICATION PROVISION. The articles of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company's articles of incorporation or by-laws or the articles of incorporation, by-laws or similar organizational documents of any of the Company Subsidiaries as in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were Indemnified Parties (as hereinafter defined) of the Company or the Company Subsidiaries, unless such modification shall be required by law. Purchaser shall cause the Surviving Corporation to indemnify and hold harmless the present and former directors, officers, employees, fiduciaries and agents of the Company and the Company Subsidiaries (collectively, the "INDEMNIFIED PARTIES") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of six years after the date hereof. Purchaser shall cause the Surviving Corporation to maintain in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Purchaser may substitute therefor policies of at least equivalent coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time, provided that in no event shall Purchaser or the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this
Section 6.11 any amount per annum in excess of 250% of the aggregate premiums paid in fiscal year 1996 on an annualized basis for such purpose. In the event the payment of such amount for any year is insufficient to maintain such insurance or equivalent coverage cannot otherwise be obtained, the Surviving Corporation shall purchase as much insurance as may be purchased for the amount indicated. The provisions of this Section 6.11 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

         SECTION 6.12. ESTOPPEL CERTIFICATES AND CONSENTS. The Company shall use commercially reasonable efforts to obtain and deliver to Purchaser executed estoppel certificates and consents, satisfactory in form and substance to Purchaser, for the leased properties set forth on Schedule 6.12 hereto.

                                  ARTICLE VII
                      CONDITIONS TO CONSUMMATION OF MERGER

         SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated;

         (b) no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger, and there shall not have been threatened in writing, nor shall there be pending, any action or proceeding in any court or before any governmental agency seeking to prohibit or delay, or challenging the validity of, the Merger;

         (c) the Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for the purpose shall have been initiated by the SEC; and

         (d) the Purchaser Common Stock issuable in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         SECTION 7.02. CONDITIONS TO PURCHASER'S AND SUB'S OBLIGATION TO EFFECT MERGER. The obligation of Purchaser and Sub to consummate the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Each of the acts and undertakings of the Company to be performed or complied with by it on or before the Effective Time pursuant to the terms hereof shall have been duly performed and complied with in all material respects.

         (b) The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time in all material respects with the same effect as though made on and as of such date, except to the extent that any such representation or warranty is made as of a specified date, in which cases such representation or warranty shall have been true and correct in all material respects as of such date, and Purchaser shall have received at the Effective Time a certificate to that effect, dated the Effective Time, and executed on behalf of the Company by an executive officer of the Company.

         (c) This Agreement and the issuance of Purchaser Common Stock in conjunction with the Merger shall have been approved by the Board of Directors of the Purchaser.

         (d) Purchaser shall have received an opinion of King & Spalding, dated the date of the Effective Time, reasonably satisfactory in form and substance to Purchaser, substantially to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the holders of Company Common Stock will recognize no gain or loss upon receipt of Purchaser Common Stock in the Merger. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of officers of the Company, Purchaser and their respective subsidiaries.

         (e) All corporate action required to be taken by the Company (including receiving the requisite approval of its shareholders) in connection with the Merger shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Purchaser and Purchaser shall have received such originals or copies of such documents as it may reasonably request.

         (f) The Company shall have obtained and delivered to Purchaser the estoppel certificates and consents required by Section 6.12 hereof, except for estoppel certificates and consents relating to stores which represent in the aggregate less than $35 million of the Company's gross sales for the fiscal year ended February 29, 1996.

         (g) The Company shall have obtained and delivered to Purchaser a waiver of Beneficial National Bank USA ("BNB"), satisfactory in form and substance to Purchaser, pursuant to which BNB will agree to waive certain rights under Section 23 and 25 of the Merchant Agreement, dated as of May 15, 1993, between the Company and BNB.

         (h) Purchaser shall have received the written resignation, effective as of the Effective Time, of each officer and director of the Company and the Company Subsidiaries whom it shall have specified in writing prior to the Closing.

         (i) If, as a result of the consummation of the Merger, a consent would be required under Section 8.19(b) of that certain Note Purchase Agreement, dated June 17, 1993 (the "NOTE AGREEMENT"), among the Company and the note purchasers (or their successors) party thereto (the "NOTE PURCHASERS"), the Company shall have obtained and delivered to Purchaser a consent, satisfactory in form and substance to Purchaser, pursuant to which the Note Purchasers waive any such non-compliance with Section 8.19(b) of the Note Agreement in connection with the Merger; provided, that notwithstanding any other provision of this Agreement, no provision contained herein shall prevent the Company from paying a reasonable fee in connection with obtaining such consent.

         (j) There shall not have occurred an acceleration of the Notes (as such term is defined in the Note Agreement) pursuant to Section 11.1 of the Note Agreement on or prior to the Effective Time.

         (k) Purchaser shall have received letters from the Company's independent certified public accountants dated (i) the mailing date of the Proxy Statement and (ii) the Closing Date, with respect to such matters as the Purchaser may reasonably request relating to the financial information regarding the Company and the Company Subsidiaries contained in the Registration Statement.

         (l) Purchaser shall have received an opinion from King & Spalding, counsel for the Company, in substantially the form attached hereto as Exhibit 7.02(l).

         SECTION 7.03. CONDITIONS TO THE COMPANY'S OBLIGATION TO EFFECT MERGER. The obligation of the Company to consummate the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Each of the acts or undertakings of Purchaser and Sub to be performed or complied with by them on or before the Effective Time pursuant to the terms hereof shall have been duly performed and complied with in all material respects.

         (b) The representations and warranties of Purchaser and Sub contained in this Agreement shall be true and correct on and as of the Effective Time in all material respects with the same effect as though made on and as of such date, except to the extent that any such representation or warranty is made as of a specified date, in which cases such representation or warranty shall have been true and correct in all material respects as of such date, and the Company shall have received at the Effective Time a certificate to that effect, dated the Effective Time, and executed on behalf of Purchaser and Sub by an executive officer of Purchaser.

         (c) This Agreement shall have been duly adopted and approved by the shareholders of the Company by the requisite vote in accordance with applicable law.

         (d) The Company shall have received an opinion of King & Spalding, dated the date of the Effective Time, reasonably satisfactory in form and substance to the Company, substantially to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time,
(i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the holders of Company Common Stock will recognize no gain or loss upon receipt of Purchaser Common Stock in the Merger. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of officers of the Company, Purchaser and their respective subsidiaries.

         (e) All corporate action required to be taken by the Purchaser in connection with the Merger shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to the Company and the Company shall have received such originals or copies of such documents as it may reasonably request.

         (f) The Company shall have received letters from the Purchaser's independent certified public accountants dated (i) the mailing date of the Proxy Statement and (ii) the Closing Date, with respect to such matters as the Company may reasonably request relating to the financial information regarding the Purchaser and its subsidiaries contained in the Registration Statement.

         (g) The Company shall have received an opinion from McGuire, Woods, Battle & Boothe, L.L.P., counsel for the Purchaser, in substantially the form attached hereto as Exhibit 7.03(g).

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Effective Time by mutual written agreement of Purchaser and the Company.

         SECTION 8.02. TERMINATION BY EITHER PURCHASER OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Purchaser or the Company if (a) the Merger shall not have been consummated on or before February 28, 1997, (b) any United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable or (c) the Closing Date has not occurred and the closing sales price of the Purchaser Common Stock is less than $13.50 per share for at least ten (10) consecutive trading days in the twenty (20) consecutive trading day period immediately preceding the date of such termination.

         SECTION 8.03. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of the Merger and the adoption of this Agreement by the shareholders of the Company referred to in Section 6.02 by action of the Board of Directors of the Company, if (a) there has been a breach by Purchaser or Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to affect adversely Purchaser's or Sub's ability to complete the Merger; (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Purchaser, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to Purchaser; or (c) the Board of Directors of the Company has (i) withdrawn, or modified or changed in a manner adverse to Purchaser or Sub its approval or recommendation of this Agreement or the Merger in order to approve and permit the Company to execute a definitive agreement relating to an Acquisition Proposal, and (ii) determined, based on an opinion of outside legal counsel to the Company, that the failure to take such action as set forth in the preceding clause (i) would result in a breach of the Board of Directors' fiduciary duties under applicable law; provided, however, that (A) the Board of Directors shall have been advised in such opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by Purchaser in negotiations entered into pursuant to clause (B) below, such fiduciary duties would also require the directors to terminate this Agreement as a result of such Acquisition Proposal, and (B) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Purchaser to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms.

         SECTION 8.04. TERMINATION BY PURCHASER. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Purchaser, if (a) there has been a breach by the Company of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Company Material Adverse Effect; (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company or set forth in the Voting Agreement on the part of the Shareholders (other than Purchaser), which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Purchaser to the Company; or (c) the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Purchaser or Sub its approval or recommendation of this Agreement or the Merger or shall have recommended an Acquisition Proposal, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for an Acquisition Proposal or other business combination with a person or entity other than Purchaser or its affiliates (or the Board of Directors of the Company resolves to do any of the foregoing).

         SECTION 8.05. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, written notice thereof shall as promptly as practicable be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein: (a) there shall be no liability or obligation on the part of Sub, Purchaser, the Company or the Company Subsidiaries or their respective officers and directors, and all obligations of the parties shall terminate, except for the obligations of the parties pursuant to this Section 8.05, except for the provisions of Sections 9.04, 9.05, 9.06 and 9.10, except for the obligations of the parties set forth in the Confidentiality Agreements referred to in Section 6.06 hereof and except that a party who is in material breach of its representations, warranties, covenants or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including without limitation any expenses incurred by the other party in connection with this Agreement and the transactions contemplated hereby; provided, however, in the event that Company terminates this Agreement pursuant to clause (c) of
Section 8.03, then the Company shall promptly after such termination pay Purchaser in cash the sum of $3,000,000 plus an amount equal to reasonable legal fees and expenses of counsel to the Purchaser and other reasonable out-of-pocket costs incurred by Purchaser's employees in connection with the transactions contemplated by this Agreement (such amount representing reasonable compensation to Purchaser and not constituting a penalty), and

(b) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which made.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         SECTION 9.01. SURVIVAL OF REPRESENTATIONS WARRANTIES AND AGREEMENTS. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. This Section 9.01 shall not limit any covenant or agreement which by its terms contemplates performance after the Effective Time.

         SECTION 9.02. NOTICES. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

                 (d)      If to Purchaser or Sub, to:

                          Heilig-Meyers Company
                          2235 Staples Mill Road
                          Richmond, Virginia 23230
                          Telecopy: (804) 254-1493
                          Attention: Joseph R. Jenkins

                          with a copy to:

                          McGuire Woods Battle & Boothe LLP
                          One James Center
                          Richmond, Virginia 23219-4030
                          Telecopy: (804) 775-1061
                          Attention: David W. Robertson

                 (e)      If to the Company to:

                          Rhodes, Inc.
                          4730 Peachtree Road
                          Atlanta, Georgia  30319
                          Telecopy: (404) 364-3970
                          Attention: Joel H. Dugan
                          with a copy to:

                          King & Spalding
                          120 West 45th Street
                          New York, New York 10036
                          Telecopy:  (212) 556-2222
                          Attention:  E. William Bates II, Esq.

         SECTION 9.03. DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.04. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the exhibits, schedules and other documents and instruments referred to herein)
(a) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreements, which are hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the parties hereto and (b) shall not be assigned by operation of law or otherwise.

         SECTION 9.05. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia without giving effect to the provisions thereof relating to conflicts of law.

         SECTION 9.06. EXPENSES. Except as provided in Section 8.05 hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with the preparation, clearance and distribution of the Registration Statement and the Proxy Statement and other documents relating thereto, will be shared equally by Purchaser and the Company.

         SECTION 9.07. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 9.08. WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         SECTION 9.09. COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all of the other parties hereto.

         SECTION 9.10. SEVERABILITY; VALIDITY; PARTIES IN INTEREST. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as contemplated by Section 6.11.

         IN WITNESS WHEREFORE, each of Purchaser, Sub and the Company has caused this Agreement to be executed on its behalf by its duly authorized officers thereunder, all as of the date first above written.

                             HEILIG-MEYERS COMPANY



                             By: /s/ Troy A. Perry, Jr.
                                 ---------------------------------------------
                                 Name:  Troy A. Perry, Jr.
                                 Title: President and Chief Operating Officer


                             HM MERGER SUBSIDIARY, INC.



                             By:/s/ Troy A. Perry, Jr.
                                ----------------------------------------------
                                Name:  Troy A. Perry, Jr.
                                Title: President and Chief Operating Officer


                             RHODES, INC.



                             By:/s/ Joel H. Dugan
                                ----------------------------------------------
                                Name:  Joel H. Dugan
                                Title: Senior Vice President

                                                                 EXHIBIT 6.04(a)


                      FORM OF TRANSFER RESTRICTION LETTER
              TO BE DELIVERED ON THE DATE OF THE MERGER AGREEMENT

                         AGREEMENT OF CERTAIN OFFICERS


         THIS AGREEMENT (the "Agreement") is made as of the 17th day of September, 1996, by and between the undersigned, ________________, an individual residing in _______________, _______________, Heilig-Meyers Company, a Virginia corporation ("HEILIG-MEYERS") and Rhodes, Inc., a Georgia corporation ("RHODES").

         Rhodes, Heilig-Meyers and HM Merger Subsidiary, Inc., a Georgia corporation ("MERGER SUB") have entered into an Agreement and Plan of Merger, dated as of September 17, 1996 (the "MERGER AGREEMENT"). The Merger Agreement provides for the merger of Merger Sub with and into Rhodes (the "MERGER") and the conversion of each of the issued and outstanding shares of the common stock of Rhodes ("RHODES COMMON STOCK") into the right to receive shares of the common stock of Heilig-Meyers ("HEILIG-MEYERS COMMON STOCK"), all as described in the Merger Agreement. The transactions contemplated by the Merger Agreement are subject to the affirmative vote of the shareholders of Rhodes and certain other conditions.

         The undersigned is an officer or an affiliate (as defined in Rule 144 under the Securities Act of 1933) of Rhodes, is the owner of shares of Rhodes Common Stock, or has rights by option, warrant or otherwise to acquire shares of Rhodes Common Stock (all of which shares, together with (i) any shares of Rhodes Common Stock acquired by the undersigned subsequent to the date hereof and (ii) all shares of Heilig-Meyers Common Stock beneficially owned by the undersigned from and after the effective date of the Merger, are hereinafter referred to collectively as the "SHARES"). The undersigned, at the specific request of Heilig-Meyers and Rhodes, and in order to induce Heilig-Meyers and Rhodes to enter into and perform the Merger Agreement, is entering into this Agreement with Heilig-Meyers and Rhodes to set forth certain terms and conditions governing the actions to be taken by the undersigned with respect to the Shares prior to consummation of the Merger and for a period thereafter.

         NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

         1. Without the prior written consent of Heilig-Meyers, the undersigned shall not transfer, sell, assign or convey, or offer or agree to transfer, sell, assign or convey, any of the Shares during the term of this Agreement. Without limiting the generality of the foregoing, the undersigned shall not grant to any party any option or right to purchase the Shares or any interest therein.

         2. The undersigned acknowledges and agrees that neither Heilig-Meyers nor Rhodes could be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Heilig-Meyers and Rhodes, in addition to any other remedy which either may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or in any state having appropriate jurisdiction.

         3. The undersigned understands that the transfer agents of Heilig-Meyers and Rhodes shall be given notice that the Shares are subject to the terms of this Agreement and such Shares shall not be transferred except in accordance with the terms of this Agreement.

         4. The covenants and obligations set forth in paragraphs 1 through 3 of this Agreement shall expire and be of no further force or effect on the earlier of (i) the expiration or termination of the Merger Agreement, prior to the Effective Time (as defined in the Merger Agreement), or (ii) thirty (30) days after the date on which Heilig-Meyers publishes information as to the financial results covering at least thirty (30) days of post-Merger combined operations reflecting combined sales and net income.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned parties as of the day and year first above written.

                                  ________________________________________
                                  Name:




                                  HEILIG-MEYERS COMPANY


                                  By: ____________________________________
                                  Name:
                                  Title:


                                  RHODES, INC.


                                  By: ____________________________________
                                  Name:
                                  Title:

                                                                 EXHIBIT 6.04(b)


                    FORM OF AFFILIATE LETTER TO BE DELIVERED
                       ON OR PRIOR TO THE EFFECTIVE TIME



                               ____________, 1996



Heilig-Meyers Company
2235 Staples Mill Road
Richmond, Virginia 23230

Ladies and Gentlemen:

         I have been advised that as of the date of this letter, I may be deemed to be an "affiliate" of Rhodes, Inc., a Georgia corporation (the "COMPANY"), as the term "AFFILIATE" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of September __, 1996 (the "AGREEMENT"), by and among Heilig-Meyers Company, a Virginia corporation ("PARENT"), HM Merger Sub, Inc., a Georgia corporation ("PARENT SUB"), and the Company, Parent Sub will be merged with and into the Company (the "MERGER").

         As a result of the Merger, I may receive shares of common stock, par value $2.00 per share, of Parent (the "PARENT SECURITIES"). I would receive such shares in exchange for shares (or options for shares) owned by me of common stock, no par value, of the Company.

         I represent, warrant and covenant to Parent that in the event I receive any Parent Securities as a result of the Merger:

                 A. I shall not make any sale, transfer or other disposition of the Parent Securities in violation of the Act or the Rules and Regulations.

                 B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Securities to the extent I felt necessary with my counsel or counsel for the Company.

                 C. I have been advised that the issuance of Parent Securities to me pursuant to the Merger will be registered with the Commission under the Act on a Registration

         Statement on Form S-4. However, I have also been advised that, since at the time the Merger is to be submitted for a vote of the shareholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Parent Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Parent Securities issued to me in the Merger unless (iii) such sale, transfer or other disposition is registered under the Act, (iv) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (v) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

                 D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                 E. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Securities and that there will be placed on the certificates for the Parent Securities issued to me, or any substitutions therefor, a legend stating in substance:

                 "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED SEPTEMBER __, 1996 BETWEEN THE REGISTERED HOLDER HEREOF AND HEILIG-MEYERS COMPANY, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF HEILIG-MEYERS COMPANY."

         It is understood and agreed that the legends set forth in paragraph E above shall be removed by delivery of substitute certificates without such legends if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to Parent and in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Act.

                 Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                        Very truly yours,



                                        ________________________________
                                        Name:


Accepted this ___ day of
_________, 1996 by

HEILIG-MEYERS COMPANY



By: ____________________________
         Name:
         Title:

                                                                 EXHIBIT 7.02(l)

                       FORM OF OPINION OF KING & SPALDING

                          [KING & SPALDING LETTERHEAD]

                            [Dated the Closing Date]



Heilig-Meyers Company
2235 Staples Mill Road
Richmond, Virginia  23230

Gentlemen:

         We have acted as counsel for Rhodes, Inc. in connection with the Merger contemplated by an Agreement and Plan of Merger (the "AGREEMENT") dated as of September 17, 1996 among Rhodes, Inc., a Georgia corporation (the "COMPANY"), Heilig-Meyers Company, a Virginia corporation ("PURCHASER") and HM Merger Subsidiary, Inc., a Georgia corporation ("SUB"). This opinion is rendered pursuant to the provisions of Section 7.02(l) of the Agreement. Terms defined in the Agreement and used in this letter shall have the meanings in this letter that they have in the Agreement.

         In rendering this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of corporate records, certificates of public officials, certificates of officers of the Company and such other documents as we have deemed necessary as a basis for this opinion. We have relied on the representations of the Company made in the Agreement and such certificates of public officials and of officers of the Company as to various questions of fact material to our opinion. We note that certain opinions expressed herein include knowledge limitations. Whenever an opinion in this letter is stated to be given "to our knowledge" or as "known to us," such qualification shall signify that no information has come to the attention of the attorneys in this firm who have been involved in the transactions contemplated by the Agreement and the Voting Agreement that would give us actual current knowledge of the existence or absence of the matter in question. We do not represent the Company on various matters, including certain litigation matters, that might have brought such information to our attention.

         Based on the foregoing we are of the opinion that:

         1. The Company is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Based solely on the certificates provided by agencies of the States of Alabama, Colorado, Florida, Illinois, Indiana, Kansas, Kentucky, Mississippi, Missouri, North Carolina, Ohio, South Carolina, Tennessee and Texas (and subject to the meaning ascribed to such certificates by each applicable state agency), the Company is duly qualified to do business as a foreign corporation under the laws of each such state.

         2. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock. All of the issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. To our knowledge, except as set forth in the Agreement, as of the date hereof, there are no shares of capital stock of the Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock.

         3. The Company is, directly or indirectly, the record owner of all of the outstanding shares of capital stock of each of the Company Subsidiaries. All of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

         4. The Company has the corporate power and authority to enter into the Agreement and to carry out its obligations thereunder. The execution, delivery and performance of the Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly authorized by the Board and the Shareholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Agreement or the transactions contemplated thereby. The Agreement has been duly and validly executed and delivered by the Company and (assuming the Agreement constitutes a valid and binding obligation of Purchaser and Sub) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

         5. WPS and Green Capital have the power and authority to enter into the Voting Agreement and to carry out its obligations thereunder. The execution, delivery and performance of the Voting Agreement by WPS and Green Capital and the consummation by WPS and Green Capital of the transactions contemplated thereby have been duly authorized by WPS and Green Capital, and no other proceedings on the part of the WPS and Green Capital are necessary to authorize the Voting Agreement or the transactions contemplated thereby. The Voting Agreement has been duly and validly executed and delivered by WPS and Green Capital and (assuming the Voting Agreement constitutes a valid and binding obligation of Purchaser) constitutes a valid and binding agreement of the WPS and Green Capital, enforceable against the WPS and Green Capital in accordance with its terms.

         6. Except for filing the Certificate of Merger with the Secretary of the State of Georgia, no consent, approval, authorization, or order of, or filing with or notice to, any court or state or federal governmental agency is required to be obtained by the Company for the consummation of the transactions contemplated by the Agreement which have not been obtained or made.

         7. Neither the execution, delivery or performance of the Agreement by the Company, nor the consummation by the Company of the transactions contemplated thereby, will (vi) conflict with or result in any breach of any provisions of the articles of incorporation or by-laws of the Company or the articles of incorporation or by-laws or equivalent organizational documents of any of the Company Subsidiaries, (vii) except as set forth on Schedule 3.07 to the Agreement, to our knowledge, result in a violation or breach of, or constitute a default under, or give rise to any right of termination, modification or acceleration under, any note, bond, mortgage, deed of trust, security interest, indenture, real property lease or other similar instrument or obligation known to us to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, or any contract or agreement that was filed by the Company within the last five years as an exhibit under the Exchange Act, or (viii) violate or conflict with any federal law or the law of the State of Georgia, except in the case of clause (ii) or (iii) of this sentence for violations, breaches, defaults or conflicts which would not individually or in the aggregate have a Company Material Adverse Effect.

         8. The Proxy Statement, at the time it was mailed to shareholders of the Company, complied as to form in all material respects with the provisions of the Exchange Act.

         9. At the Effective Time, each issued and outstanding share of the Company Common Stock shall be converted into the right to receive shares of Purchaser Common Stock, or cash in lieu of fractional shares, all in accordance with the Agreement.

         In our capacity as counsel for the Company, we have participated in conferences with officers and employees of the Company, with representatives of the independent accountants for the Company and with your representatives and counsel, during which the contents of the Registration Statement and the Proxy Statement and related matters were discussed and reviewed, and, although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Proxy Statement, on the basis of the information that was developed in the course of the performance of the services referred to above, nothing has come to our attention that causes us to believe that the Registration Statement, insofar as it relates to the Company or to information that was furnished by the Company to the Purchaser specifically for inclusion in the Registration Statement (and other than the financial statements and the notes and Schedules thereto and other financial and statistical information contained therein or incorporated therein by reference, as to which we express no belief), at the time it was declared effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement, insofar as it relates to the Company or to information that was furnished by the Company, (and other than the financial statements and the notes and Schedules thereto and other financial and statistical information contained therein or incorporated therein by reference, as to which we express no belief), at the time of the meeting of the shareholders of the Company to approve the Merger, included any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         The opinions expressed in this letter concerning the enforceability or binding effect of the Agreement and the Voting Agreement are subject to (i) the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, arrangement or similar laws relating to or affecting creditors' rights and remedies generally, and (ii) general principles of equity including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a court of law or equity). Furthermore, we express no opinion as to the validity, enforceability or binding effect of provisions in Section 8.05 of the Agreement under the laws of the State of Georgia insofar as such Section relates to the payment of certain amounts by the Company in the event of the termination of the Agreement.

         The opinions expressed herein are limited to matters governed by the federal laws of the United States of America and the laws of the State of Georgia and, with respect to the opinion in paragraph 4 relating to the Agreement, the laws of the Commonwealth of Virginia, to the extent set forth in the following sentence. Insofar as the matters covered by the last sentence of paragraph 4 of this opinion are governed by the laws of the Commonwealth of Virginia, we have assumed with your permission and without independent investigation that the laws of Virginia are in all relevant respects identical to the laws of the State of Georgia.

                                        Very truly yours,

                                                                 EXHIBIT 7.03(g)


            FORM OF OPINION OF MCGUIRE WOODS BATTLE & BOOTHE L.L.P.



             [LETTERHEAD OF MCGUIRE WOODS BATTLE & BOOTHE, L.L.P.]

                            [Dated the Closing Date]



Rhodes, Inc.
4730 Peachtree Road
Atlanta, Georgia  30319

Gentlemen:

         We have acted as counsel for Heilig-Meyers Company and HM Merger Subsidiary, Inc., in connection with the Merger contemplated by an "Agreement and Plan of Merger" (the "AGREEMENT") dated as of September 17, 1996 among Rhodes, Inc., a Georgia corporation (the "COMPANY"), Heilig-Meyers Company, a Virginia corporation ("PURCHASER"), and HM Merger Subsidiary, Inc., a Georgia corporation ("SUB"). This opinion is rendered pursuant to the provisions of
Section 7.03(g) of the Agreement. Terms defined in the Agreement and used in this letter have the meanings in this letter that they have in the Agreement.

         In rendering this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of corporate records, certificates of public officials, certificates of officers of Purchaser and Sub and such other documents as we have deemed necessary as a basis for this opinion. We have relied on the representations of Purchaser and Sub made in the Agreement and such certificates of public officers and officers of Purchaser and Sub as to various questions of fact material to our opinion. We note that certain opinions expressed herein include knowledge limitations. Whenever an opinion in this letter is stated to be given "to our knowledge" or as "known to us," such qualification shall signify that no information has come to the attention of the attorneys in this firm who have been involved in the transactions contemplated by the Agreement that would give us actual current knowledge of the existence or absence of the matter in question. We do not represent Purchaser on various matters, including certain litigation matters, that might have brought such information to our attention.

         Based on the foregoing we are of the opinion that:

         1. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia; and each has the corporate power and authority to own, lease and operate its properties and to carry on its businesses as it is presently being conducted. Each of Purchaser and Sub is duly qualified and in good standing to do business in each jurisdiction where the character of its properties owned or leased by it, or the nature of its activities makes such qualification necessary, except in those jurisdictions where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Purchaser and its subsidiaries, taken as a whole.

         2. The authorized capital stock of Purchaser consists of 250,000,000 shares of Purchaser Common Stock, and 3,000,000 shares of $10.00 par value preferred stock ("PURCHASER PREFERRED STOCK"). All of the issued and outstanding shares of Purchaser Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. To the best of our knowledge, except as set forth in the Agreement, as of the date hereof, there are no shares of capital stock of the Purchaser issued or outstanding or, any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Purchaser to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock. Purchaser is record owner of all of the outstanding shares of capital stock of Sub.

         3. Each of Purchaser and Sub has the corporate power and authority to enter into the Agreement and to carry out its obligations thereunder. The execution, delivery and performance by Purchaser and Sub of the Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action of Purchaser and Sub. The Agreement has been duly and validly executed and delivered by each of Purchaser and Sub and (assuming the Agreement constitutes a valid and binding obligation of the Company) constitutes valid and binding obligations of each of Purchaser and Sub enforceable against each of them in accordance with its terms.

         4. Except for filing the Certificate of Merger with the Secretary of the State of Georgia, no consent, approval, authorization, or order of, or filing with or notice to, any court or state or federal governmental agency is required to be obtained by Purchaser or Sub for the consummation of the transactions contemplated by the Agreement which have not been obtained or made.

         5. The shares of Purchaser Common Stock to be issued to the shareholders of the Company in the Merger have been duly authorized, and upon delivery thereof pursuant to the Agreement will be validly issued, fully paid and nonassessable.

         6. Neither the execution, delivery or performance of the Agreement by Purchaser or Sub, as the case may be, nor the consummation by Purchaser or Sub, as the case may be, of the transactions contemplated thereby, will (i) conflict with or result in any breach of any provisions of the articles of incorporation or by-laws documents of Purchaser and Sub, (ii) to our knowledge, result in a violation or breach of, or constitute a default under, or give rise to any right of termination, modification or acceleration under, any note, bond, mortgage, deed of trust, security interest, indenture, real property lease or other similar instrument or obligation known to us to which Purchaser or Sub is a party or by which any of them or any of their properties or assets may be bound or affected, or any contract or agreement that was filed by Purchaser within the last five years as an exhibit under the Exchange Act, (iii) violate or conflict with any federal law or the law of the Commonwealth of Virginia, except in the case of clauses (ii) and (iii) for violations, breaches, defaults or conflicts which would not individually or in the aggregate have a Purchaser Material Adverse Effect.

         7. The Registration Statement has become effective under the Securities Act, and to our knowledge, no stop order suspending its effectiveness has been issued and no proceedings for that purpose have been initiated or threatened by the SEC. At the time the Registration Statement became effective, the Registration Statement, complied as to form in all material respects with the provisions of the Securities Act.

         In our capacity as counsel for Purchaser, we have participated in conferences with officers and employees of Purchaser, with representatives of the independent accountants for Purchaser and with your representatives and counsel, during which the contents of the Registration Statement and the Proxy Statement and related matters were discussed and reviewed, and, although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Proxy Statement, on the basis of the information that was developed in the course of the performance of the services referred to above, nothing has come to our attention that causes us to believe that the Registration Statement, insofar as it relates to Purchaser or to information that was furnished by Purchaser (and other than the financial statements and the notes and schedules thereto and other financial and statistical information contained therein or incorporated therein by reference, as to which we express no belief), at the time it was declared effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement, insofar as it relates to Purchaser or to information that was furnished by Purchaser to the Company specifically for inclusion in the Proxy Statement, (and other than the financial statements and the notes and schedules thereto and other financial and statistical information contained therein or incorporated therein by reference, as to which we express no belief), at the time of the meeting of the shareholders of the Company to approve the Merger, included any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

         The opinions expressed in this letter concerning the enforceability or binding effect of the Agreement are subject to (i) the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, arrangement or similar laws relating to or affecting creditors' rights and remedies generally, and (ii) general principles of equity including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a court of law or equity).

         The opinions expressed herein are limited to matters governed by the laws of the United States of America and the laws of the Commonwealth of Virginia.

                                       Very truly yours,